SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)            April 26, 2006
                                                       ------------------------


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


      New York                       1-4858                     13-1432060
-------------------------------------------------------------------------------
(State or Other Jurisdiction      (Commission               (I.R.S. Employer
  of Incorporation)                File Number)             Identification No.)


521 West 57th Street, New York, New York                          10019
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)


Registrant's telephone number, including area code           (212) 765-5500
                                                          ---------------------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

     Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or the "Company") dated April 26, 2006 reporting IFF's financial results for the first quarter ended March 31, 2006.

Non-GAAP financial measures: To supplement the Company's financial results presented in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), the Company uses, and has included in the attached press release, certain non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP financial measures as disclosed by the Company may also be calculated differently from similar measures disclosed by other companies. To ease the use and understanding of our supplemental non-GAAP financial measures, the Company includes the most directly comparable GAAP financial measure.

The Company uses the non-GAAP financial measure which excludes restructuring and other charges for preparing financial targets, internal budgets and operating plans, evaluating actual performance against targets and budget, assessing historical performance over reporting periods, assessing management performance and assessing operating performance against other companies. This information has also aided the Company's management and its Board of Directors in decision-making and allocation of resources. A material limitation of this financial measure is that some or all of such special charges represent actual cash outlays and that such measure does not reflect actual GAAP expense. Management compensates for such limitations by clarifying that this measure is only one operating metric used for internal financial analysis and planning purposes and should not be considered in isolation, and by providing the corresponding GAAP financial measure.

The Company also discloses, and management internally monitors, the sales performance of international operations on a basis that eliminates the positive or negative effects that result from translating foreign currency sales into U.S. dollars. Management uses this constant dollar measure because it believes that it enhances the assessment of the sales performance of its international operations and the comparability between reporting periods.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits

         99.1 Press Release of International Flavors & Fragrances Inc., dated April 26, 2006.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    INTERNATIONAL FLAVORS & FRAGRANCES INC.


Dated: April 26, 2006               By:  /s/ Douglas J. Wetmore
                                    ---------------------------------------
                                    Name:    Douglas J. Wetmore
                                    Title:   Senior Vice President and
                                             Chief Financial Officer

                        IFF REPORTS FIRST QUARTER RESULTS
                        ---------------------------------
                             CONFIRMS 2006 GUIDANCE
                             ----------------------

New York, N.Y., April 26, 2006 ... International Flavors & Fragrances Inc. (NYSE: IFF) ("IFF" or "the Company") reported earnings per share for the first quarter 2006 of $.58 compared to $.55 for the prior year quarter.

First quarter 2006 sales totaled $511.4 million, declining 2% in comparison to the prior year quarter. Reported sales for the 2006 quarter were affected by the strength of the U.S. dollar; had exchange rates remained constant, sales would have increased 3% in comparison to the 2005 quarter.

Fragrance sales decreased 2% while flavor sales were flat; on a local currency basis, fragrance and flavor sales grew 2% and 4%, respectively. Fragrance sales were led by fine fragrance, which increased 2% in dollars and 8% in local currency; the fine fragrance performance reflected the benefit of a number of new product wins. Sales of functional fragrances declined 4% in dollars and were flat in local currency while fragrance ingredient sales declined 6% in dollars and 1% in local currency.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, commented, "I am encouraged by our continued strong performance both in fine fragrance and in many of the markets we have targeted for growth - notably India and Latin America. I am confident that our improved sales performance is the result of our focus on innovation, customer service and operating discipline. I believe these strengths, combined with the actions announced in early January 2006 to reduce costs and improve profitability, will create significant value for IFF's shareholders."

Sales performance by region for the 2006 quarter compared to the prior year follows:

  -  North   American   fragrance   and  flavor  sales   increased  6%  and  4%,
     respectively; in total, regional sales increased 5%. Sales of fine fragrances increased 21%, benefiting both from new wins and strong demand for existing fragrance compounds. Fragrance ingredient sales increased 12%, while functional fragrance sales declined 8%. The flavor growth mainly resulted from new wins.
  - European fragrance sales decreased 11% while flavor sales declined 6%; in total, regional sales declined 9%. Reported sales were unfavorably impacted by the strength of the U.S. dollar against the Euro, Pound Sterling and Swiss Franc; local currency sales declined 1%. Local currency fragrance sales decreased 2%; fine and functional fragrance sales each increased 2%, although this growth was offset by a 12% decline in sales of fragrance ingredients. Local currency flavor sales increased 2%, mainly as a result of new wins.
  - Latin American sales increased 11%, with fragrance and flavor sales increasing 8% and 19%, respectively. For the region, sales growth was strongest in Venezuela, Central America and Mexico which grew 32%, 22% and 16%, respectively; Brazil grew 6% for the quarter. Fragrance sales grew in all product categories and growth was fairly consistent across the region; fine and functional fragrance and fragrance ingredient sales increased 9%, 7% and 12%, respectively. Flavor sales growth was also strong throughout the region led by increases of 20%, 79% and 11% in Brazil, Central America and Mexico, respectively.
   - Asia Pacific fragrance sales decreased 7% while flavor sales declined 3% compared to the 2005 quarter; in total, regional sales declined 5% in reported dollars. Local currency fragrance sales were led by a 3% increase in fine fragrances although this growth was offset by a 9% decline in functional fragrances; sales of fragrance ingredients were flat in local currency as were flavor sales. For the region, Thailand, South Korea and Singapore/Malaysia sales were strongest, with respective local currency sales increases of 14%, 14% and 6%. However, this growth was offset by weakness in the Philippines, Indonesia, Australia and Japan which declined 22%, 7%, 7% and 4%, respectively, in local currency.
   - India sales increased 16% in local currency and 14% in reported dollars. Local currency fragrance sales increased 19%, resulting in a 17% increase in dollars. Flavor sales increased 12% in local currency and 11% in dollars. In both flavors and fragrances, the sales performance reflected the benefit of new product wins and continued strength of the region's economies.

Net income for the quarter increased 2% compared to the prior year quarter.

   - Gross profit, as a percentage of sales, increased to 42.4% compared to 41.0% in the 2005 quarter. The improvement was attributable mainly to the local currency sales performance and improved manufacturing expense absorption, favorable product mix and the benefit of selling price increases. Gross margin in the 2005 quarter was also unfavorably impacted by lower expense absorption attributable to the closure of the Company's Dijon, France facility and the transfer of related production to other manufacturing locations; production at the Dijon facility ceased in March 2005.
   - Research and Development ("R&D") expenses totaled 8.9% of sales compared to 8.6% in the prior year quarter, consistent with the Company's intended level of R&D spending.
   - Selling, General and Administrative ("SG&A") expenses, as a percentage of sales, increased to 16.7% from 16.2%. SG&A expenses were impacted by higher incentive plan accruals than in the prior year, driven by the improved local currency sales and operating performance.
   - Operating expenses were also impacted by the adoption of Statement of Financial Accounting Standards No. 123(R) "Share Based Payment" ("FAS 123R") which the Company adopted effective January 1, 2006. R&D and SG&A expense include $0.2 million and $0.7 million, respectively, of equity compensation expense related to the adoption of FAS 123R.
   - Interest expense declined 4% due to a lower average interest rate on borrowings; the average interest rate on borrowings for 2006 was 2.3% compared to 3.2% for 2005.
   - The effective tax rate for the quarter was 28.6%, compared to 31.2% in the prior year quarter; the rate for the 2006 quarter benefited from reversal of accruals no longer deemed necessary regarding certain overseas locations.

Outlook for 2006 confirmed
--------------------------

Consistent with prior guidance, IFF currently expects 2006 local currency sales to increase in the low single digits in comparison to 2005; based on current exchange rates, this local currency performance is expected to result in a low single digit increase in reported dollar sales.

   - Gross profit, as a percentage of sales, is expected to improve slightly from 2005 mainly due to improved sales performance, product mix, implementation of price increases and savings resulting from restructuring actions.
   - R&D expenses are expected to approximate 9.0% of sales.
   - SG&A expenses, as a percentage of sales, are expected to decrease somewhat from 2005 levels, mainly as a result of the restructuring activities and absence of costs associated with product contamination; partially offsetting these savings will be the inclusion of $14.0 to $16.0 million in equity compensation expense in 2006, compared to $7.3 million in 2005. Vesting of equity compensation is time based (generally over a three year period); the actual expense will depend upon the value of the Company's stock and the number of equity units granted among other factors.
   - Interest expense is expected to decline approximately 10% from 2005, mainly based on anticipated lower levels of debt, and the Company's interest rate management strategies.
   - The  effective  tax rate is expected to  approximate  30% for the full year
     2006.

Based on the foregoing and consistent with previous guidance, IFF currently expects earnings per share for 2006 to be in the range of $2.20 to $2.28. This guidance includes $0.03 per share related to the adoption of FAS 123R; previous per share guidance of $2.23 to $2.31 had excluded the impact of adoption of FAS 123R as the cost of implementing the Standard had not yet been determined.


Reorganization Actions
----------------------

In January 2006, the Company announced plans to eliminate approximately 300 positions in manufacturing, selling, research and administration functions, principally in its European and North American operating regions; the reductions represent 6% of the Company's workforce. As a result of these actions, the Company anticipates recording pre-tax restructuring charges of $25.0 million to $30.0 million relating primarily to employee separation expenses; of this, $23.3 million was recognized in 2005; $0.7 million was recognized in the first quarter of 2006. The remaining charges are expected to be recognized over the balance of 2006. Annual savings from these actions are expected to approximate $16.0 million to $18.0 million.

About IFF
---------

IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products--from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
-------------------------------------------------------------------------------
Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as "expect", "believe", "may", "outlook", "guidance" and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to its earlier contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference call
---------------
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the 2006 first quarter, and its current expectations for 2006. The dial in number for U.S.-based callers is 1-888-202-2422; for international callers, the number is 1-913-981-5592. The pass code for the call is 4442951.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Wednesday April 26, 2006 and ending at Midnight on Wednesday, May
10. The dial in number for the replay for U.S.-based listeners is 1-888-203-1112; for international listeners, the number is 1-719-457-0820. The replay pass code will be 4442951.

The call can also be monitored at www.iff.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company's website for twelve months.

Contact
-------
Douglas J. Wetmore
Senior Vice President and
Chief Financial Officer
Phone: 212-708-7145


                              ********************

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                                   Quarter Ended March 31,
                                                            ------------------------------------
                                                                    2005              2006
                                                            ----------------- ------------------
   Net Sales                                                      $523,052           $511,432
   Cost of goods sold                                              308,397            294,818
                                                            ----------------- ------------------
   Gross margin on sales                                           214,655            216,614
   Research & development                                           44,753             45,602
   Selling and administrative                                       84,744             85,588
   Amortization                                                      3,768              3,710
   Restructuring and other charges                                       -                661
                                                            ----------------- ------------------
                                                                    81,390             81,053
   Interest expense                                                 (5,576)            (5,373)
   Other income (expense), net                                         556               (439)
                                                            ----------------- ------------------
   Pretax income                                                    76,370             75,241
   Income taxes                                                     23,827             21,551
                                                            ----------------- ------------------
   Net income                                                     $ 52,543           $ 53,690
                                                            ----------------- ------------------


   Including restructuring and other charges:
   ------------------------------------------
   Net income                                                     $ 52,543           $ 53,690
   Earnings per share - basic                                         $.56               $.59
   Earnings per share - diluted                                       $.55               $.58


   Excluding restructuring and other charges:
   ------------------------------------------
   Net income                                                     $ 52,543           $ 54,151
   Results per share - basic                                          $.56               $.59
   Results per share - diluted                                        $.55               $.59


   Average shares outstanding (in thousands):
   ------------------------------------------
   Basic                                                            94,325             91,535
   Diluted                                                          96,025             92,207


                     International Flavors & Fragrances Inc.
                      Consolidated Condensed Balance Sheet
                             (Amounts in thousands)
                                   (Unaudited)

                                                                             December 31, 2005       March 31, 2006
                                                                             ------------------- ------------------

      Cash & short-term investments                                                $  272,897         $  205,581
      Receivables                                                                     368,519            399,151
      Inventories                                                                     430,794            437,560
      Other current assets                                                            119,064            111,270
                                                                             ------------------- ------------------
         Total current assets                                                       1,191,274          1,153,562

      Property, plant and equipment, net (1,2)                                        499,145            485,624
      Goodwill and other intangibles, net                                             772,651            768,941
      Other assets                                                                    175,126            178,820
                                                                             ------------------- ------------------
                   Total assets                                                    $2,638,196         $2,586,947
                                                                             =================== ==================

      Commercial paper, bank borrowings, overdrafts
          and current portion of long-term debt (3)                                $  819,392         $  805,705
      Other current liabilities                                                       383,304            370,562
                                                                             ------------------- ------------------
         Total current liabilities                                                  1,202,696          1,176,267

      Long-term debt (3)                                                              131,281            130,155
      Non-current liabilities                                                         388,872            390,284

      Shareholders' equity                                                            915,347            890,241
                                                                             ------------------- ------------------
                   Total liabilities and shareholders' equity                      $2,638,196         $2,586,947
                                                                             =================== ==================


     Notes:
     -----
     1. Capital spending - Quarter: $9 million

     2. Depreciation - Quarter: $19 million


     3. At December 31, 2005 and March 31, 2006, long-term debt includes unamortized gains of $2.3 million and $1.6 million, respectively; at March 31, 2006 commercial paper, bank borrowings, overdrafts and current portion of long-term debt includes unamortized gains of $1.7 million on various interest rate swaps the Company has entered into. Such gains have been deferred and are being amortized over the remaining term of the underlying debt.

                              ********************

                  2006 vs 2005                                         1st Quarter
                  ------------                   -----------------------------------------------------

   % Change in Sales by Region of Destination        Fragrances          Flavors            Total
------------------------------------------------------------------------------------------------------
                 North America                           6                  4                  5

               Europe - Reported                       (11)                (6)                (9)
              ------------------
            Europe - Local Currency                     (2)                 2                 (1)

                 Latin America                           8                 19                 11

            Asia Pacific - Reported                     (7)                (3)                (5)
           ------------------------
         Asia Pacific - Local Currency                  (5)                 -                 (2)

                India - Reported                        17                 11                 14
                ----------------
             India - Local Currency                     19                 12                 16

                Total - Reported                        (2)                 -                 (2)
                ----------------
             Total - Local Currency                      2                  4                  3
